Exhibit 99.1

Spectral AI Appoints Dr. J. Michael DiMaio to Board of Directors

The Company’s two largest stockholders holding approximately 45% of the Company’s outstanding shares have extended their lock-up agreements for an additional 180 days

DALLAS, TX - February 12, 2024 - Spectral AI, Inc. (Nasdaq: MDAI) (“Spectral AI” or the “Company”), an artificial intelligence (AI) company focused on the unmet need for improved medical diagnostics to allow faster and more accurate treatment decisions in wound care, today announces the appointment of Dr. J. Michael DiMaio to its Board of Directors, effective February 7, 2024. Dr. DiMaio joins the Board as a non-executive member to fill the vacancy left by the departure of Mr. Michael Murphy.

Dr. Michael DiMaio is one of the Company’s founders and previously served as the Company’s Chief Executive Officer and Chairman of the Board of Directors from 2011 to 2020. In 2020, he exited his positions with the Company and amicably resolved a dispute that had arisen at that time. He is the Chief of Staff and a practicing board-certified general, cardiac and thoracic surgeon at Baylor Scott & White-The Heart Hospitals, one of the busiest cardiovascular programs in the United States. Currently the hospitals that he oversees are rated with the highest quality scores by the Society of Thoracic Surgeons, Society of Vascular Surgery, and the American College of Cardiology. He supervises more than 650 physicians across six facilities that perform approximately 25,000 cardiovascular procedures annually.

Dr. DiMaio earned his medical degree from the University of Miami and completed his internal medicine, general surgery, and cardiothoracic surgery residencies at Duke University Medical Center and performed research under an NIH-sponsored grant. He has been elected or served as a member on many distinguished medical organizations including the American Surgical Association, Society of Thoracic Surgeons, American College of Surgeons, American Association of Thoracic Surgery, American Heart Association, American Burn Association, International Society of Heart and Lung Transplantation, American Society of Transplant Surgeons, and the Southern Thoracic Surgical Association.

He has authored nearly 500 peer-reviewed publications and abstracts and directs a research group that has produced over 1000 publications in medical journals that include JAMA, New England Journal of Medicine, Lancet, Science, and Circulation. Dr. Michael DiMaio has served as an editorial board member or reviewer for some the most prestigious medical journals in the world and has served as a grant reviewer for the National Institutes of Health (NIH), the American Heart Association, and the U.S. Department of Defense in an addition to serving on international medical guideline committees.

In clinical trials, he has been the principal investigator for numerous medical drugs and devices that have received FDA approval and commercialization. He has been awarded over $150 million funding from the NIH, the American Heart Association, the National Science Foundation, the U.S. Department of Defense, the Department of Health and Human Services, and the Biomedical Advanced Research Development Authority (BARDA). Currently, he oversees more than 120 clinical trials at the Baylor Scott & White Research Institute and serves as Chairman of the Cardiovascular Research Review Committee for the health care system.

“I am pleased to welcome back Dr. Michael DiMaio to Spectral AI’s Board of Directors,” said Richard Cotton, Chairman of the Board of Directors. “Dr. DiMaio’s deep knowledge and application of innovative medical device technologies, decades of direct patient care, and experiences within some of the United States’ preeminent medical systems and current leadership make him uniquely qualified to support the planned commercialization and ongoing development of our DeepView™ System.”

“I have spent a great deal of my career developing technologies that improve patient outcomes while delivering tangible value across the healthcare spectrum and founded this company with the intent to fill the unmet clinical need for a decision-assist device to improve wound care management,” said Dr. DiMaio. “I believe that the Company’s AI-driven wound imaging and assessment technology platform is poised to deliver on those objectives, and I am very pleased to be in a position to help advance this exciting technology towards commercialization of current and future indication developments.”

The Company also announced that Dr. DiMaio and Erich Spangenberg, who together hold approximately 45% of the Company’s outstanding shares, have each agreed to an additional six-month extension of the current lock-up of their outstanding shares pursuant to the Registration Rights/Lock-Up Agreement entered into by each of them in connection with the Company’s business combination transaction in September 2023.

About Spectral AI

Spectral AI, Inc. is a Dallas-based predictive AI company focused on medical diagnostics for faster and more accurate treatment decisions in wound care, with initial applications involving patients with burns and diabetic foot ulcers. The Company is working to revolutionize the management of wound care by “Seeing the Unknown®” with its DeepView® System. DeepView® is a predictive diagnostic device that offers clinicians an objective and immediate assessment of a wound’s healing potential prior to treatment or other medical intervention. With algorithm-driven results and a goal of substantially exceeding the current standard of care in the future, DeepView® is expected to provide faster and more accurate treatment insight towards value care by improving patient outcomes and reducing healthcare costs. For more information about DeepView®, visit www.spectral-ai.com.

Forward Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s strategy, plans, objectives, initiatives and financial outlook. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. As such, readers are cautioned not to place undue reliance on any forward-looking statements.

Investors should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” sections of the Company’s filings with the SEC, including the Registration Statement and the other documents filed by the Company. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

Contacts

Investors
Equity Group
Devin Sullivan	Conor Rodriguez
Managing Director	Analyst
dsullivan@equityny.com	crodriguez@equityny.com

Media

Russo Partners

David Schull

(858) 717-2310

david.schull@russopartnersllc.com

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